SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         AMENDMENT NO. 1 TO SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934*


                             NextWave Telecom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    65332M103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 1, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


Nextwave Telecom, Inc. has informed JGD Management Corp. that its Common Stock, $.0001 par value, is not a class registered pursuant to Section 12 of the Securities and Exchange Act of 1934 ("Act") and that a filing is therefore not required pursuant to Section 13 of the Act and the rules promulgated thereunder. JGD Management Corp. hereby terminates its Schedule 13G filing as a result.


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 23, 2004                    JGD Management Corp.


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Director

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 23, 2004


                                         YORK INVESTMENT LIMITED

                                         By: YORK OFFSHORE HOLDINGS LIMITED


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Director

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 23, 2004


                                         YORK CAPITAL MANAGEMENT, L.P.

                                         By: DINAN MANAGEMENT, L.L.C.


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 23, 2004.


                                         YORK SELECT, L.P.

                                         By: YORK SELECT DOMESTIC HOLDINGS, LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  March 23, 2004


                                         YORK SELECT UNIT TRUST

                                         By: YORK SELECT OFFSHORE HOLDINGS LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 23, 2004


                                         YORK DISTRESSED OPPORTUNITIES
                                         FUND, L.P.

                                         By: YORK DISTRESSED DOMESTIC HOLDINGS,
                                             LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 23, 2004


                                         YORK OFFSHORE INVESTORS UNIT TRUST

                                         By: YORK OFFSHORE HOLDINGS, LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: March 23, 2004


                                         YORK GLOBAL VALUE PARTNERS, L.P.

                                         By: YORK GLOBAL VALUE HOLDINGS, LLC


                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer and Member